Exhibit 10-k

Effective January 1, 2009

Administrative Plan

The benefits under this Plan are offered by AT&T Inc. (“AT&T”) to persons who have been identified by AT&T as executive officers under Rule 3b-7 of the Securities Exchange Act of 1934 (“Executive Officers”).

Administration of Plan.  The Plan or the benefits hereunder may be modified or terminated by the Human Resources Committee in its sole discretion at any time.

Except to the extent otherwise provided herein, the Vice President responsible for Human Resources (or the successor to such position) shall be the Administrator of the Plan and will administer the Plan, interpret, construe and apply its provisions in accordance with its terms.  The Administrator, in his or her sole discretion, may establish, adopt or revise rules, as he or she may deem necessary or advisable for the administration of the Plan, including the allocation or limitation of benefits.

The Administrator may adopt another plan, not to exceed the benefits included herein, for the benefit of such other employees or former employees of Employers as the Administrator may determine in his or her sole discretion, on such terms and conditions as the Administrator shall determine.  The Administrator may, from time to time, revise the plan solely to increase the financial limits on benefits, not to exceed the corresponding proportional increase in the consumer price index from January 1, 2003, through the date of change.

All decisions of the Administrator shall be final and binding unless the Board of Directors or its delegate should determine otherwise.

No Employment Rights.  Nothing herein shall constitute a contract of continuing employment or in any manner obligate AT&T or any Executive Officer to continue the employment relationship of, or obligate an Executive Officer to continue in the service of AT&T or any Affiliate.

Non-Transferability.  No recipient of benefits under this Plan nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey any of the benefits hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.

Notice.  Any notice required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by certified mail, to the principal office of AT&T, directed to the attention of the Senior Executive Vice President-Human Resources.  Any notice required or permitted to be given to any other person shall be sufficient if in writing and hand delivered, or sent by certified mail, to the person at the person's last known mailing address as reflected on the records of his or her employing company.  Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for certification.

Validity.  In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this plan.

Applicable Law.  This Plan shall be governed and construed in accordance with the laws of the State of Texas to the extent not preempted by the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder ("ERISA").

Automobile.  Each Executive Officer may receive the use of a four-door automobile or an automobile allowance and expenses associated with the operation of the automobile.  The Administrator shall determine the amount of the allowance for each Executive Officer provided that the allowance shall not exceed $2,000 per month.

Communications.  Each Executive Officer may receive reasonable communications services including local, long distance, DSL, Internet, wireless, satellite television/video and related equipment.

Financial Counseling.  Executive Officers may receive income tax preparation services and financial planning services from a list of designated providers not to exceed $14,000 per year.

Estate Planning.  Executive Officers may receive estate planning documentation services not to exceed $10,000 per year.  The Estate Planning limit restarts in the even of a company-initiated relocation to another state.

Clubs.  Executive Officers may receive initiation fees, dues, assessments and other charges for reasonable memberships as approved by the CEO or the Administrator, in each case in his or her sole discretion. AT&T does not reimburse for dues, initiation fees or other expenses incurred in connection with a membership in a club that discriminates in its membership policies based on race, creed, gender or ethnic origin.  The Administrator shall report annually to the Human Resources Committee as to the usage of this benefit by the Chief Executive Officer and to the Chief Executive Officer on the usage by all other Executive Officers.

Executive Protection.  Based upon the concern for the security of Executive Officers, the need to secure their optimum availability for business purposes and to permit uninterrupted communications between them, the Executive Officers are authorized to receive home security services, and, whenever feasible, to use AT&T provided aircraft in connection with business travel and to use such aircraft for the personal travel of Executive Officers where the Chief Executive Officer, in his or her sole discretion, deems such use appropriate because of similar considerations.

Retirement.  Upon the Retirement of an Executive Officer , he or she may receive up to an additional amount for financial consulting reasonably in connection with his/her Retirement, as follows:  In any given year, 1. for retirements occurring from January 1 through June 30 (inclusive), the amount will be $20,000 in the calendar year of retirement; 2. for retirements occurring from July 1 through November 30 (inclusive), the amount will be $10,000 in the calendar year of retirement and $10,000 in the immediately following calendar year; and 3. For retirements occurring from December 1 through December 31 (inclusive), the amount will be $20,000 in the year following retirement.  After the Retirement of an Executive Officer he or she shall continue to receive the communications, financial counseling and estate planning benefits until his or her death.  After the death of an Executive Officer or Retired Executive Officer, his or her survivor shall receive the communications benefit for 6 billing cycles and shall receive the financial counseling and estate planning benefits for the remainder of the year of death and the immediately following calendar year.

Taxes.  Each recipient of benefits under this Plan shall receive an amount equal to that necessary to offset the Federal, state and local income taxes, as well as associated employment taxes, of the recipient (including taxes on tax reimbursements) resulting from the benefits in this Plan, other than (1) the monthly automobile allowance for Executive Officers; and (2) personal use of aircraft.

Annual Limits.  Expenses will be charged against the annual limits for the calendar year based on the date of the invoice.

Administrative Plan Addendum for Calendar Years 2005 - 2008

Estate Planning

The annual limit for Estate Planning services provided under this Plan for the years 2005 through 2008 is $25,000.

The Estate Planning limit restarts in the event of a company-initiated relocation to another state.

Financial Consulting in Connection with Retirement

For Retirements with a pension effective date from January 1, 2005 through December 31, 2007, the annual limit is based on the participant's distribution election under the  Supplemental Retirement Income Plan ("SRIP"), as follows :

SRIP Election	Annual Limit
Annuity	$10,000 in the year of retirement and $10,000 in the immediately following calendar year.
Lump Sum	$5,000 in the year of retirement, $10,000 in the immediately following calendar year, and $5,000 in the second calendar year following retirement

For Retirements with a pension effective date from January 1, 2008 through December 31, 2008, the annual limit shall be as follows:

Retirements Occurring Between (dates are inclusive)	Annual Limit
January 1 and June 30	20,000 in the calendar year of retirement
July 1 and November 30	$10,000 in the calendar year of retirement and $10,000 in the immediately following calendar year;
December 1 and December 31	$20,000 in the year following retirement